For More Information Please Contact:                       FOR IMMEDIATE RELEASE
      David Carlson
      Executive Vice President and
      Chief Financial Officer
      LaCrosse Footwear, Inc.
      (503) 766-1010  (ext. 1331)




                 LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS

Portland, Ore.-- (May 12, 2003) LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT) today reported results for the first quarter ended March 29, 2003.

First Quarter Highlights:

     o Consolidated net sales of $19.9 million, a 12.9% decrease from $22.8 million in the first quarter of 2002.

     o Consolidated net loss of $0.6 million, or $0.11 per share, compared to a loss of $3.0 million, or $0.52 per share in the first quarter of the prior year. Last year's amount included a charge to goodwill impairment of $1.0 million.

     o Gross margins improved to 30.1%, as compared to 25.9% in the first quarter of 2002.

     o Operating expenses decreased 26.3% to $6.3 million from $8.6 million in the comparable quarter last year.

     o Inventories decreased to $23.8 million from $32.7 million from a year ago, a decrease of 27.2%.

     o Notes payable declined to $7.8 million from $15.6 million from a year ago, a decrease of 50.0%.

     o Product introductions included a new structural firefighting boot for the FireTech(TM) line of LaCrosse Safety & Industrial products.

First Quarter Detail:

Net sales for the quarter ended March 29, 2003 decreased $2.9 million, or 12.9%, to $19.9 million from $22.8 million for the same period in 2002.

     o Retail Channel: Sales declined largely due to a continued soft economy and the further reduction of our retail brand product offerings. Over the past year, the Company has eliminated and discontinued several less profitable LaCrosse(R) brand retail products. Sales of LaCrosse retail brand products decreased 24.9%. During the same period, Danner(R) brand products increased 8.8%. Danner's net sales increase is primarily related to improved product offerings for niche hunting, occupational and uniform/duty markets, and continued strong acceptance of the Danner brand in the retail channel.

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     o    Industrial Channel: Sales in the industrial channel of LaCrosse and
          Rainfair(R) brand products declined 22.4% largely attributable to the continued soft economy and a reduction in the number of products being offered for sale, particularly in the private label and mass-merchant channels.


Gross profit for the quarter ended March 29, 2003 increased to $6.0 million, or 30.1% of net sales, up from $5.9 million, or 25.9% of net sales, for the first quarter of 2002. Gross margin improvement was largely the result of a focus on higher margin footwear and the elimination of lower margin products in the LaCrosse retail channel.

Operating expenses decreased $2.3 million, or 26.3%, to $6.3 million for the quarter ended March 29, 2003 compared to $8.6 million for the same period a year ago. The decrease was driven by reduced sales volume and back-office consolidation of the Retail and Industrial operations in Portland, Oregon. Included in the results for the quarter ended March 30, 2002 was a charge of $1.6 million related to the relocation of the corporate headquarters to Portland, Oregon, from La Crosse, Wisconsin.

Inventories as of March 29, 2003 have declined by $8.9 million as compared to the same period last year as a result of a focused inventory reduction plan and improved inventory management. Trade accounts receivable declined by $4.2 million from the same period a year ago due to improved collection practices and reduced sales. The combination of the reduction in receivables and inventories led to the reduction in notes payable of $7.8 million and long-term debt reduction of $2.2 million from the same period a year ago.

New product introductions for quarter ended March 29, 2003, included a new NFPA certified structural firefighting boot for the FireTech(TM) line of LaCrosse Safety & Industrial, which will add to the Company's non-seasonal product offering. The boot was introduced recently at the Fire Department Instructor's Conference trade show, and received positive initial responses from customers in attendance.

"On balance, we were disappointed with our top line sales for the quarter but pleased that the restructuring efforts we completed in the prior year have given us both the tools and structure to manage our operating costs effectively," said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. "Margins are up; expenses, inventories and debt are down. That said, we clearly recognize that returning to growth is key to our long term success and we're encouraged by our customer's positive reception to the Fall 2003 product lines. I'm optimistic that the Company will continue its positive trend through the efforts of our exceptional employees and strong relationships with key channel partners," he added.

Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company's anticipated revenue and earnings are dependent on a number of factors that could affect the Company's operating results and could cause the Company's actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

     o    Weather conditions
     o    Those related to general economic conditions including interest rates
     o Outbreak of disease affecting product development and sourcing production
     o    The demand for outdoor footwear products
     o Inventory levels required for sourced product and emphasis on forecasting capabilities

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

     o    Performance of its manufacturing facilities
     o Limited ability to resupply customer for fill-in orders for sourced product
     o    Dealer inventory levels
     o    Cancellation of current orders
     o Trading policies or import and export regulations and foreign regulation of manufacturers or suppliers
     o    Increased competition
     o    Ability to protect intellectual property
     o    Cyclical nature of the Footwear sector
     o    Changes in consumer buying patterns
     o    Loss of a material customer
     o    Lead times (or delays) for sourced product
     o    Unforeseen work stoppages
     o    Acts of terrorism or military activities

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear's Company Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear is a leader in the design and development of premium quality protective footwear and rainwear under the LaCrosse, Danner and Rainfair brands. For more information about LaCrosse Footwear products, please consult our internet websites at http://www.lacrossefootwear.com, http://www.danner.com and http://www.lacrossesafety.com.

For additional investor information, see our website at http://www.lacrossefootwearinc.com.



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

                             LaCrosse Footwear, Inc.
                             SELECTED FINANCIAL DATA
                (Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of Operations                    Three Months Ended
                                                                       (Unaudited)
                                                            March 29, 2003       March 30, 2002
                                                          --------------------------------------
Net sales                                                            $19,874           $ 22,821
Cost of goods sold                                                    13,888             16,915
                                                          --------------------------------------
Gross profit                                                           5,986              5,906
Operating expenses                                                     6,329              8,583
                                                          --------------------------------------
Operating loss                                                          (343)            (2,677)
Non-operating expenses, net                                              306                306
                                                          --------------------------------------
Loss before income taxes                                                (649)            (2,983)
Income tax benefit                                                        --              1,000
                                                          --------------------------------------
Net loss before cumulative effect of
     accounting change                                                  (649)            (1,983)
Cumulative effect of change in
     accounting principle - goodwill                                      --            ( 1,028)
                                                          --------------------------------------
Net loss                                                             $  (649)          $ (3,011)
                                                          ======================================

Net loss per common share, basic and diluted                         $ (0.11)          $  (0.52)
Weighted average shares outstanding                                    5,874              5,874

Condensed Consolidated Balance Sheets
                                                                       (Unaudited)
ASSETS:                                                     March 29, 2003     March 30, 2002
                                                          --------------------------------------
Cash and cash equivalents                                            $    --           $    513
Accounts receivable - net                                             12,271             16,437
Inventories                                                           23,774             32,656
Refundable income taxes                                                2,888              2,340
Prepaid expenses and other assets                                      1,125              2,918
                                                          --------------------------------------

Total current assets                                                  40,058             54,864

Property and equipment, net                                            4,816              6,195
Goodwill and other assets                                             12,016             12,926
                                                          --------------------------------------

Total Assets                                                         $56,890           $ 73,985
                                                          ======================================

LIABILITIES & EQUITY:
Current portion of long-term debt                                    $ 1,611           $  1,599
Notes payable, bank                                                    7,848             15,569
Accounts payable and accrued liabilities                               5,694              9,186
                                                          --------------------------------------
Total current liabilities                                             15,153             26,354

Long-term debt, less current maturities                                2,192              4,408
Other long-term liabilities                                            4,435              4,689
Deferred income tax liability                                            670                 --
Total shareholders' equity                                            34,440             38,534
                                                          --------------------------------------

Total Liabilities and Equity                                         $56,890           $ 73,985
                                                          ======================================


                                                                             END

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